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                               January 20, 1998

Mr. John Reed




Dear John,

     Terrific seeing you and I'm truly excited about your joining BriteSmile. Progress continues, with the whitening results viewed very very favorably by the test patients.

     On specifics:

     1.  CEO and Director;

     2.  Cash Compensation - $250,000;

     3. Stock Options - covering 750,000 shares from the Company at a strike price equal to the Closing price on the date of the Agreement;

     4. Outright Ownership - CAP will sell you 500,000 shares at its average cost ($1.88) against your long term note, with recourse to the shares only. In other words, John, you are not personally liable on the note. In addition, you own the shares outright and get favorable long term capital gains treatment;

     5. Start - As soon as possible and I assume you will handle Mike direct and that this presents no problem; and

     6.  Location - Walnut Creek.

     All the best and call me in Gstaad over the weekend                  .

                                       Sincerely,



                                       A. M. Pilaro